Exhibit (a)(5)(H)

CENTERPULSE
   Implanting trust                                       Centerpulse Ltd
                                                          Andreasstrasse 15
                                                          CH-8050 Zurich

MEDIA RELEASE                                             Tel 41 (0) 1 306 96 96
August 15, 2003                                           Fax 41 (0) 1 306 96 97
1/2                                                       www.centerpulse.com


CENTERPULSE BOARD RECOMMENDS ZIMMER OFFER

ZURICH, AUGUST 15, 2003 - THE BOARD OF CENTERPULSE LTD TODAY RECOMMENDS THE TENDER OFFER FROM ZIMMER HOLDINGS, INC. CONTINGENT UPON ZIMMER'S SHAREHOLDERS APPROVING THE TRANSACTION.

As stated in the Centerpulse Board report dated July 8, 2003, the Board, together with management, analyzed the short and long-term prospects of Centerpulse as an independent enterprise and the advantages of joining forces with a strategic partner. The Board concluded that joining forces with either of the two bidders for the company, Smith & Nephew plc or Zimmer, would be better for Centerpulse, its customers, employees and shareholders, than remaining a standalone company. The Board also stated that it would recommend the offer that represented the better value for Centerpulse's shareholders.

The Board has decided to recommend Zimmer's offer in light of Smith & Nephew's announcement on August 6 that it would not increase its offer. This recommendation is conditional upon Zimmer's shareholders approving the issuance of new shares as part of the consideration to be paid to Centerpulse shareholders in the offer. Once this condition is met, the board report including the recommendation will be published following Zimmer's shareholders' decision. The Board's recommendation is supported by an independent fairness opinion prepared by KPMG.

Max Link, Chairman and Chief Executive Officer, Centerpulse, said: "We believe the Zimmer offer delivers better value for our shareholders and recommend that they tender their shares into the Zimmer offer. The combination of Centerpulse and Zimmer will create a global leader in the orthopedic sector to the benefit of our customers and employees. We are very excited about the new opportunities ahead and look forward to working with Zimmer on the successful integration of our two companies."

Centerpulse shareholders who have already tendered their shares into the Smith & Nephew offer, have the right to withdraw their shares at any time and can tender them to Zimmer.

The offer period is expected to close on August 27.

Centerpulse's subsidiaries develop, produce, and distribute medical implants and biological materials for orthopedic, spinal and dental markets worldwide. The product array includes artificial joints, dental implants, spinal implants and instrumentation.

SAFE HARBOR STATEMENTS UNDER THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This release may contain forward-looking statements including, but not limited to, projections of future performance and regulatory approvals, subject to risks and uncertainties. These statements are subject to change based on known risks detailed from time to time in the Company's Securities and Exchange

CENTERPULSE
  Implanting trust

MEDIA RELEASE
August 15, 2003
2/2


Commission filings and other known and unknown risks and various other factors, which could cause the actual results or performance to differ materially from the statements made herein.




MEDIA INQUIRIES:
Centerpulse Corporate Communications
Beatrice Tschanz
Mobile +41 (0)79 407 08 78
Phone  +41 (0)1 306 96 46
Fax    +41 (0)1 306 96 51
E-mail: press-relations@centerpulse.com
        -------------------------------

INVESTOR RELATIONS:
Suha Demokan
Phone  +41(0)1 306 98 25
Fax    +41(0)1 306 98 31
Mobile +41 (0)79 430 81 46
E-mail: investor-relations@centerpulse.com

Marc Ostermann
Phone  +41 (0)1 306 98 24
Mobile +41 (0)79 787 92 84
E-mail: investor-relations@centerpulse.com


FOR BIDDING PROCESS:
Brunswick                                      Steve Lipin
Simon Holberton                                Office:   +1 212 333 38 10
Office:  +44 20 7404 59 59                     Mobile:   +1 917 853 08 48
Mobile:  +44 7974 98 2347


(Swiss Stock Market symbol: CEPN, New York Stock Exchange symbol: CEP)

CENTERPULSE NEWS RELEASES ARE AVAILABLE ON THE INTERNET AT: WWW.CENTERPULSE.COM.